Exhibit 10.8

Execution Version

THIS CONVERTIBLE BOND (“CB”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR PURCHASER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO- ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

SEVEN STARS CLOUD

GROUP, INC.

CONVERTIBLE BOND

US$12,000,000	Date of Issuance: June 28, 2018

FOR VALUE RECEIVED, Seven Stars Cloud Group, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of Advantech Capital Investment II Limited, an exempted company incorporated and existing under the laws of the Cayman Islands (“Holder”), the aggregate principal sum of Twelve Million US Dollars ($12,000,000) (the “Principal”) in lawful money of the United States of America and in immediately available funds, subject to the provisions contained herein. The Company and Holder shall be collectively referred to as the “Parties”. Unless otherwise expressly provided in this CB, initially capitalized words or terms used in this convertible bond (“CB”) shall have the meanings set forth in the Amended and Restated Convertible Note Purchase Agreement entered into by and between the Company and the Holder (as amended, the “Purchase Agreement”).

1.	Principal Repayment

1.1        Maturity Date. The Principal and any other amounts payable to Holder hereunder shall be due and payable to Holder on the third anniversary of the Date of issuance (the “Maturity Date”).

1.2        Interest. Interest shall accrue from the date hereof on the Principal amount at the rate of 8% per annum compounded annually until payment in full or until the conversion of the Principal pursuant to Section 2 of this CB. If the Principal is not converted pursuant to Section 2 of this CB, interest shall be paid with the Principal amount on the Maturity Date. If the Principal is converted pursuant to Section 2 of this CB, interest accrued through the Conversion Date shall be paid or converted into Common Stocks (as defined in Section 2.1 below) at the option of Holder on the Conversion Date in accordance with Section 2 of this CB.

1.3        Payment. All payments made pursuant to this CB shall be made by check or wire transfer of immediately available funds and in lawful money of the United States of America to Holder at the address for notices pursuant to Section 5.6 below or at such other place as Holder may designate. Any payment on this CB shall be applied first to accrued interest then to other amounts owing hereunder, and thereafter to the outstanding principal balance hereof.

2.	Conversion

2.1        Right to Convert. Subject to Section 2.4, Holder shall have the right but not the obligation to convert any portion of this CB into shares of common stock of the Company (the ·’Common Stock”) at any time and from time to time; provided, however, if the shares of the Common Stock that Holder has the right to convert into represent more than 20% of the Company’s issued and outstanding shares, it is being agreed that prior to the obtain of the requisite stockholder approval as set forth in Section 2.2. the Common Stock into which portion of this CB converted shall, in no circumstance, be more than 19.9% of the then outstanding Common Stock (such portion of this CB, “First Conversion Amount”). At any time following the conversion of the First Conversion Amount, subject to the approval of the Company’s Shareholders, Holder shall have the right but not the obligation to convert the remaining portion of the Principal and the interest accrued thereon (“Remaining Conversion Amount”) into Common Stock. Holder shall not be entitled to vote any shares of Common Stock acquired by it pursuant to this CB or any other Company Agreements in connection with any such stockholder approval sought by the Company.

2.2        Stockholder Approval. As promptly as practicable after the Closing of this CB, and in any event, within three (3) months, the Company covenants and agrees to use best efforts to (i) obtain any approvals of the Company’s stockholders required under the Company’s organizational documents, applicable laws and/or the listing rules and regulations of NASDAQ in connection with the transactions contemplated by this CB, (ii) unless proxies are solicited from the Company’s stockholders in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder with the Securities and Exchange Commission with regard to the transactions contemplated by this CB, file an Information Statement pursuant to Section l4(c) of the Exchange Act, and the rules and regulations promulgated thereunder with the Securities and Exchange Commission with regard to the transactions contemplated by this CB (the “Information Statement”) and (iii) mail the definitive Information Statement to the Company’s stockholders if one is required to be filed with the Securities and Exchange Commission (the “Conversion conditions”).

2.3        Conversion Price. Following the election by Holder pursuant to Section 2.1, upon satisfaction of the Conversion Conditions, the first conversion Amount shall be automatically converted into shares of the Common Stock at a conversion rate of$1.82 per share (“Rate of Conversion”) of Common Stock (the “First Conversion Shares”). Following the conversion of the First Conversion Amount and the election by Holder pursuant to Section 2.1, upon satisfaction of the Conversion Conditions and applicable shareholder’s approval, the Remaining Conversion Amount shall be automatically converted into shares of the Common Stock at the Rate of Conversion (together with the First Conversion Shares, the ’"Conversion Shares").

2.4        Mechanics of Conversion. Within three business days after the Holder informs the Company of its intention to convert any portion of this CB into shares of Common Stock of the Company pursuant to Section 2.1 (such date of conversation, the "Conversion Date"), Holder shall surrender the CB for conversion and the Company shall (i) denote in its corporate records the ownership by Holder of the Conversion Shares, effective as of close of business on the Conversion Date and (ii) return to Holder a new CB with respect to the portion of the original CB which was not converted. Effective as of close of business on the Conversion Date (i) the rights of Holder with respect to the Principal, together with all other amounts due hereunder to Holder shall cease, and (ii) Holder shall be treated for all purposes as having become the record holder of such Conversion Shares. The issuance of Common Stock upon conversion of this CB shall be made without charge to Holder for any tax in respect of such issuance, and such Conversion Shares shall be issued in such names as may be directed by Holder; provided, however, if the stockholder approval is needed, the Company and Holder shall agree to the Conversion Date, which in no event, shall be later than ten (10) calendar days following the date of the satisfaction of the Conversion Conditions, in compliance with Exchange Act Rule 14c-2(b).

2.5        Adjustment or Conversion Shares. Subject to Section 2.6 hereof the number and kind of Conversion Shares or other securities to be issued upon conversion determined pursuant to Section 2.3 shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, except for Exempted Transactions (as defined below) as follows:

(a)         Merger. Sale or Assets. etc. If the Company at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation or other entity, this CB shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of u similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section 2.5 shall apply to such securities of such successor or purchaser after any such consolidation, merger. sale or conveyance.

(b)         Reclassification. If the Company at any time shall by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this CB shall there after be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(c)         Stock Splits . Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the number of Conversion Shares to be issued upon conversion shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(d)         Incorporation or Redemption or Outstanding Shares. The Rate of Conversion shall be adjusted if the Company incorporates or redeems outstanding securities of the Company (including the form of reverse share split) to decrease the number of shares, the rate of Conversion shall be multiplied by a fi·action, whose numerator is the number of outstanding securities of the Company immediately before the occurrence of the matter, and denominator is the number of outstanding securities of the Company immediately after the occurrence of the matter.

(e)         Issues at Less than Rate or Conversion. If and whenever the Company shall issue any shares (other than Common Stocks issued on the exercise of this CB or on the exercise of any other rights of conversion into, or exchange or subscription for, any Common Stock) or issue or grant options, warrants or other rights to subscribe for, purchase or otherwise acquire any shares, in each case at a price per share which is less than the Rate of Conversion on the date of announcement of the terms of such issue, the Rate of Conversion shall be adjusted to be equal to such price per share. Such adjustment shall become effective on the date of issue of such additional shares or, as the case may be, the issue or grant of such options, warrants or other rights.

2.6        Most Favored Nation Treatment. If, within the period commencing from the Date of Issuance until the Conversion Date, or (in terms that the conversion set forth in Section 2 does not occur) the Maturity Date, the Company issues or agrees to issue to any person convertible notes or other instruments similar to this CB with terms or conditions more favorable to such person than, or otherwise benefits such person in a manner that is more favorable to such person than the terms set forth in this CB, the Company shall notify Holder and upon Holder's request, promptly amend this CB in order for Holder to receive all such more favorable terms and conditions without imposing any additional obligation or liability on Holder.

2.7        Adjustment Notices. Whenever the number of Conversion Shares to be issued upon conversion is adjusted as provided in Section 2.5, the Company shall promptly deliver to Holder written notice setting forth the revised number of Conversion Shares with a statement of facts regarding the adjustment and the computation thereof.

2.8        Seniority. The CB ranks senior in right of payment to any of the Company's indebtedness that is expressly subordinated in right of payment to the CB, pari passu in right of payment to any of the Company's other indebtedness and liabilities that are not so subordinated, junior in right of payment to any of the Company's secured indebtedness to the extent of the value of the assets securing such indebtedness.

2.9        Exempted Transactions. The Holder understands and acknowledges that, concurrently with issuance of this CB, the Company is also in the process of negotiating, concluding or closing the following financing transactions: (i) subscription of Common Stock of the Company by GT DOLLAR PTE. LTD. in the amount of US$1 0,000,000.92; and (ii) subscriptions of Common Stock of the Company by Beijing Tonghe Fund Management Co., Ltd. (./t~~:@jf~~W~~{r)':1~'!lli;M~Ri~fciJ) and Sun Seven Stars Investment Limited or any other affiliate of Mr. Bruno Wu and/or Ms. Lan Yang or the Company, in each case at a price of at least US$1.82 per share of Common Stock (the "Exempted Transactions").

3.	Covenants Of The Company

3.1        Payment of Principal; Conversion. The Company hereby covenants and agrees that it shall pay or cause to be paid all amounts due hereunder on the Maturity Date or, if applicable prior to the Maturity Date, the Company shall effect or cause to be effected any conversion of the Principal into Conversion Shares.

3.2        Reserves. From the date hereof until the Conversion Date or Maturity Date, whichever is later, the Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of issue upon conversion of this CB, such number of shares of Common Stock as shall then be issuable upon the conversion of this CB. The Company covenants that all such shares of Common Stock shall, upon issuance, be duly and validly issued, fully paid and non-assessable.

3.3        Consent Rights. Prior to conversion of all of the Principals and accrued interest, or (in terms that the conversion set forth in Section 2 does not occur) the Maturity Date, the following acts of the Company shall require prior written approval of Holder: (i) any consolidation, merger or corporate reorganization of the Company in which the Company is not the surviving entity, or any consolidation, merger or investment by the Company or its subsidiaries in any transaction or a series of related transactions with an investment exceeding US$25,000,000; and (ii) any Related Party Transaction or any transactions in a series of Related Party Transactions in excess of US$5,000,000, except for an Exempted Transaction. For purpose of this CB, "Related Party Transaction" means an agreement, contract, plan, arrangement or other transaction effected or proposed to be effected by the Company, or by an entity controlled by the Company, (1) to which, at the relevant time, a Related Party of the Company is a party or has a material financial interest, or (2) to which an officer, director, business partner or employee of a Related Party of the Company is a party or has a material financial interest. "Related Party" means (A) a director or stockholder of the Company, (B) a director or stockholder's spouse, or a parent or sibling thereof; (C) a child, grandchild, parent, cousin, uncle, aunt of a director or stockholder, or the spouse of any thereof; (D) an individual living in the same home as the director or stockholder, or a trust or estate of which a person specified in subparagraph (A) to (D) inclusive of this subdivision is a substantial beneficiary; or (E) an entity, other than the Company or an entity controlled by the Company, that is controlled by or is an affiliate of the director or stockholder or any person specified in subparagraphs (A) to (D), inclusive, of this subdivision.

4.	Default, Acceleration

4.1        Events of Default. Each of the following events shall be an "Event of Default" hereunder: (i) the Company fails to timely pay any amounts due under this CB on the date the same becomes due and payable, (ii) the Company breaches any covenant, representation, warranty, or agreement under this CB or the Purchase Agreement, (iii) the Company files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or (iv) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days of filing) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

4.2        Acceleration. Upon the occurrence of an Event of Default, all outstanding principal, accrued interest and other amounts owing hereunder shall, at the option of Holder, and, in the case of an Event of Default pursuant to Sections 4.1 (a)(iii) or (iv) above, automatically, be immediately due and payable. Holder shall have all rights and may exercise any remedies available to it at law or in equity, successively or concurrently.

4.3        Costs of Collection. In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys' fees and court costs incurred by Holder in enforcing and collecting this CB.

5.	Miscellaneous

5.1        Registration Rights. Holder shall have the registration rights pursuant to certain registration rights agreement dated hereof.

5.2        Remedies Cumulative and Continuing. All powers and remedies of Holder hereunder with respect to an Event of Default shall, to the extent permitted by law, be deemed cumulative and not exclusive of any other thereof or of any other power or remedy available to Holder, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this CB, and every power and remedy given by this CB or by applicable law to Holder may be exercised from time to time, and as often as shall be deemed expedient by Holder.

5.3        Replacement; Exchange. If this CB is destroyed, lost or stolen, the Company will deliver a new convertible bond to Holder on the same terms and conditions as this CB with a notation of the unpaid principal in substitution of the prior CB. Holder shall furnish to the Company reasonable evidence that the CB was destroyed, lost or stolen and any security or indemnity that may be reasonably required by the Company in connection with the replacement of this CB.

5.4        Choice of Law. This CB shall be governed by and construed in accordance with the law of the State of New York without giving effect to the principles of conflict of Laws thereof.

5.5        Bank Account. On the Date of Issuance, the Holder shall remit the Principal by wire transfer of immediately available funds to the following bank account as designated by the Company:

Name of Bank: THE HONG KONG AND SHANGHAI BANKING CORPORATION LIMITED

Address : 1 QUEEN'S ROAD CENTRAL, HONG KONG

Account No.: 411758345838

Account holder: YOU ON DEMAND (ASIA) LIMITED

SWIFTCODE: HSBCHKHHHKH

5.6        Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail , postage prepaid. Any such notice shall be deemed given if delivered personally or telecopied, on the date of such delivery, or if sent by reputable overnight courier, on the first Business Day following the date of such mailing, as follows:

(a)	if to the Company:

Seven Stars Cloud Group, Inc.

No. 4 Drive-in Movie Theater Park, No. 21 Liangmaqiao Road, Chaoyang District,

Beijing, P.R.C. 100125

Attn: Legal Department

Telecopy: 86+ 10-8586-2775

With a copy to:

Seven Stars Cloud Group, Inc.

55 Broadway, 19th Floor

New York, NY 10006

Attn: President

Telecopy: 86+ 10-8586-2775

(b)	if to Holder:

190 Elgin Avenue, George Town, Grand Cayman K Y 1-9005, Cayman Islands

With a copy to:

 Suite 1702-03, One Exchange Square, 8 Connaught Place, Central Hong Kong

 Phone +852 2801 6988

 Fax: +852 28014882

 Attn: Finance Department

Any Party may by notice given in accordance with this Section 5.6 designate another address or Person for receipt of notices hereunder.

5.7        Assignment. This CB shall be binding upon the Company and Holder and its successors and assigns. The Company may not assign this CB or delegate any of its obligations hereunder without the written consent of Holder. Holder may assign this CB and its rights hereunder to any third party at any time without consent of the Company.

5.8        Cooperation; Further Action. Each Party to this CB shall, without further consideration, execute and deliver any further or additional instruments and perform any acts which may become reasonably necessary to effectuate and carry out the purposes of this CB.

5.9        Severability. If any provision of this CB shall be held to be invalid or unenforceable, such determination shall not affect the remaining provisions of this CB.

5.10      Amendments. This CB may not be altered or amended, and no right under this CB may be waived, except by a writing executed by the Parties to this CB or except as otherwise provided in this CB. No waiver of any term, provision or condition of this CB, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition, or as a waiver of any other term, provision, or condition of this CB.

5.11      Headings. The headings in this CB are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this CB as of 'the date first set forth above.

SEVEN STARS CLOUD GROUP, INC.,

By:	/s/ Bruno Wu
Name:	Bruno Wu
Title :	CEO and Chairman

ADVANTECH CAPITAL lNVESTMENT II LlMITED

By:	/s/ Wong kok wai 29 JUN 2018
Name:	Wong kok wai
Title :	Director

[Signature Page – Convertible Bond]